Exhibit 10.17 10 February 2021

Employee Stock Option Plan

The shareholders of IQM Finland Oy (“the Company”) made a resolution at the Annual General Meeting held on 28 October 2020 to implement an Employee Stock Option Plan (“ESOP”) directed at the Company’s Key Personnel. The shareholders authorised the IQM Finland Oy’s Board of Directors to determine the terms of the ESOP. This document defines the terms and conditions of the ESOP.

1.	The Purpose of the ESOP

1.1.

Purpose. With the ESOP, the Company encourages its key personnel to work long-term to increase shareholder value and strives to strengthen their commitment to the company by providing a competitive incentive scheme in stages over the next 10 years. Under the ESOP, the Company may grant to the members of the Board of Directors, directors, advisors, and employees appointed by its Board of Directors (“Key Person”) the right to subscribe Stock Options, which the Key Person may exercise to subscribe Company A-shares (“Shares”). Stock Option issues to the members of the Board of Directors shall be determined by the general meeting of the Company.

1.2.

Number of Stock Options. The Company is entitled to grant a maximum of 50,000 Stock Options, in addition to the 32,000 Stock Options already granted, each of which entitle to subscribe one (1) new Share (“Stock Option”). The Company registers the corresponding special rights with the Finnish Patent and Registration Office.

2.	Persons authorized to subscribe Stock Options

2.1.

Distribution of Stock Options. The Board of Directors decides on the distribution of Stock Options to Key Personnel employed or recruited by or otherwise rendering services to the Company (later “Key Person” or “Key Personnel”). The Board of Directors shall also decide on the redistribution of the Stock Options that have subsequently been returned to the Company. Stock Option issues to the members of the Board of Directors shall be determined by the general meeting of the Company.

2.2.

Weighty Financial Reason. Deviation from the shareholders’ pre-emptive right has a weighty financial reason within the meaning of Chapter 10, Section 1, Subsection 1 of the Limited Liability Companies Act, as the Company needs the ESOP to commit to the Company the Board members, advisors and key employees who are essential to the Company’s long-term success.

10 February 2021

2.3.

Non-compensation. Stock Options are not part of the employment or service contract of the Key Personnel and are not considered salary or fringe benefits. The Key Personnel do not have the right to receive any compensation in connection with the Stock Options during or after the end of the employment relationship. The Key Personnel are themselves responsible for all taxes and tax consequences associated with the acquisition or exercise of the Stock Options. As far as Company is responsible to withhold taxes on behalf of the Key Person she will do and is entitled to do so.

2.4.

Non-transferability. The Stock Options are personal and not transferable and cannot be pledged. However, the vested Stock Options and the rights and responsibilities they carry transfer to the death estate of the Key Person. The estate may not transfer the Stock Options. In case of an unauthorized transfer or attempt to transfer or action which is comparable to such measure, the Company shall be entitled to redeem the Stock Options of the respective Key Person.

2.5.	Employee Stock Option Agreement. Key Personnel to whom the right to subscribe Stock Options are granted shall sign the Employee Stock Option Agreement.

3.	Subscription and prices

3.1.	Subscription free of charge. The Stock Option subscription is free of charge.

3.2.

Subscription Period. The subscription opens on 1. March 2021, ending 28. February 2031 (“Subscription Period”). The Board of Directors may issue subscription rights in stages during the Subscription Period. The Board of Directors may decide on the persons authorized to subscribe for the Stock Options, the number of Stock Options and the Strike Price. Unless otherwise decided by the Board of Directors the Board of Directors grants Stock Options according to the following table

Category	Key Person	Options to issue
1	Any new employee	250
2	IP-generating employee	500
3	Team Leader & Head of	750
4	Senior Management	1000
5	Hire no matter what	TBD

IQM Finland Oy Keilaranta 19 02150 Espoo, Finland	info@meetiqm.com +358 505 696 439

10 February 2021

3.3.

Subscription List. Key Person wishing to subscribe to Stock Options shall record their name and the number of Stock Options subscribed at the subscription list (Attachment 1) held at the Company’s office during the Subscription Period.

3.4.	Registration of special rights. The Stock Options carry a special right which may be exercised to subscribe a Share of the Company.

4.	Exercising of Stock Options to subscribe shares

4.1.	Exchange ratio. Each subscribed Stock Option may be exercised to subscribe (1) Share of the Company subject to the terms of this Agreement.

4.2.

Stock Option Exchange Period. The right to exercise Stock Options to subscribe Shares begins four (4) years after their subscription. The first Stock Options may be exercised no earlier than 1. January 2024 and the Stock Options shall be exercised at latest by 28. February 2031 (“Exchange Period”).

4.3.

Accelerated Exchange Period in case of IPO or Trade Sale or Asset Deal. The Exchange Period shall be accelerated (“Accelerated Exchange Period”) under the following circumstances: if a) the Company is listed on the Helsinki Stock Exchange (NASDAQ OMX) or other well-known stock market; or b) the Company merges, reorganizes its operations or otherwise disposes of more than 50% of the shares in one transaction if the Stock Options are not adopted by the new entity; or c) the Company sells, exchanges, or exclusively licenses more than 50% of the Company’s assets for cash or other consideration (“Asset Deal”); or d) the Company’s shareholders sell, exchange or otherwise dispose of more than 50% of the Company’s share capital. In all cases under a) to d) the Key Employees shall be entitled to exercise the Stock Options at a moment and in a way that (i) gives them security that one described measure according to a) to d) takes place and (ii) the Key Employees have the opportunity to participate in the relevant measure with their shares (in case of c) by participation in a potential dividend paid out by Company).

IQM Finland Oy Keilaranta 19 02150 Espoo, Finland	info@meetiqm.com +358 505 696 439

10 February 2021

4.4.

Strike Price. The Strike Price is the price which the Key Personnel must pay when exercising the Stock Options to subscribe Shares. The Board of Directors determines the Strike Price for each subscription. The Strike Price is at least 289.84 euros. The Strike Price is based on the Company’s current valuation and the need to engage Key Personnel to strive towards its increase. The Board of Directors marks the Strike Price in the Stock Option Subscription List. Key Personnel must pay the Strike Price to the Company when exercising the Stock Options to subscribe Shares.

4.5.

Registration and payment of shares. The Company shall maintain the Subscription and Exchange List as of the commencement of the Exchange Period of the Stock Options until the end of the Exchange Period or until all the Key Personnel have exercised all the Stock Options under this ESOP. Key Personnel exercising Stock Options must a) notify the Board of Directors of their intent to exercise the Stock Options; b) register their name and the number of Shares to be subscribed in the Exchange List; and c) pay the Strike Price to the Company’s account and present a receipt for the Strike Price payment to the Board of Directors.

4.6.

Accession to Shareholders’ Agreement. According to the Articles of Association, the Board of Directors may impose conditions on the acquisition of shares. Key Person must meet these conditions before exercising of the right to subscribe of the Company’s shares. Such conditions may include, for example, joining the Shareholders’ Agreement and the Minority Shareholders’ Vote Pooling Agreement.

4.7.	A-shares only. The Stock Options may only be used to subscribe Company A-shares.

4.8.	No certificates. The Company does not provide a separate certificate of Stock Options or Shares.

4.9.

No obligation to subscribe. The Key Person has no obligation to exercise the Stock Options to subscribe shares. If the Key Person does not exercise the right to subscribe the Company’s shares on the basis of the Stock Option during the Exchange Period, the Stock Options expire.

4.10.

Redemption of Stock Options in case of IPO. In case of an IPO described in sec. 4.3, Parties agree that Company shall redeem the Stock Options held by the Key Persons for a price equal to the actual value of the Stock Options. Such value is equal to the agreed IPO valuation of the shares of the Company less the agreed strike price.

The Key Person is obligated to reinvest the net proceeds of the redemption after tax into shares of the Company issued during the IPO, to the extent determined by the Board. Such shares shall be considered equal to Shares subscribed by exercising Stock Options, and as such are subject to the relevant provisions of this ESOP, especially Sections 6.7 to 6.10.

IQM Finland Oy Keilaranta 19 02150 Espoo, Finland	info@meetiqm.com +358 505 696 439

10 February 2021

5.	Vesting of the Stock Options

5.1.

Goal of the vesting arrangement. This Section’s vesting terms serve the purpose of this Policy. The monthly vesting of the Stock Options serves to incentivize the Key Personnel to remain employed or in service with the Company. The Key Personnel’s respective Stock Options become exercisable over time, as only vested Stock Options may be exercised to subscribe Shares. The Company no longer has the need to grant incentives to Key Personnel who leave the Company. For this reason, the Company may redeem unvested Stock Options of leaving Key Personnel according to the terms of Section 5.7.

5.2.	Vesting schedule. The Stock Options shall initially be unvested. The Stock Options shall vest over four (4) years, according to the following schedule:

on the first (1st) anniversary of the Key Person’s subscription to the Stock Options (“Cliff Date”), 1/4ths of the Stock Options subject to vesting shall become vested; and

on the last day of each calendar month following the Cliff Date, an amount of unvested Stock Options equal to 1/48ths of the total Stock Options subject to vesting shall become vested until all unvested Stock Options have become vested.

The Stock Options shall have become fully vested three full years after the Cliff Date.

5.3.

No fractions. No fractional Stock Option may vest. In case of a fractional Stock Option becoming vested, the amount of Stock Options to become vested shall be rounded up to the nearest whole number of Stock Options.

5.4.

Service requirement. The vesting of the Stock Options is tied to the current position of the Key Person as an employee, advisor or director of the Company. Stock Options shall cease to vest on the date when the employment or service relationship of the Key Person has ended.

5.5.

Accelerated vesting in case of IPO or Trade Sale. All unvested Stock Options held by the Key Person shall automatically and immediately vest in full in case of an Accelerated Exchange Period according to Section 4.3.

5.6.	Good Leaver / Bad Leaver. The Company’s Right of Redemption under Section 5.7. is subject to the fact if the Key Person is a Good Leaver or a Bad Leaver.

IQM Finland Oy Keilaranta 19 02150 Espoo, Finland	info@meetiqm.com +358 505 696 439

10 February 2021

The Key Person shall be deemed a Good Leaver if the employment or service relationship of the Key Person is terminated (irrespective of any applicable notice period) by any party due to the Key Person’s death, statutory retirement or permanent incapacity to work; or by the Company a) on grounds not relating to the Key Person (i.e., for example due to economic reasons); or b) in breach of applicable Laws; or c) with respect to a managing director, without cause; or d) upon decision by the Board of Directors; or by the Key Person with cause.

In all other events of termination of the employment or service relationship of the Key Person, the Key Person shall be deemed a Bad Leaver.

5.7.

Redemption of Stock Options. If the employment or service relationship of the Key Person terminates (irrespectively of the reason), the Company shall have the right but no obligation to redeem unvested Stock Options owned by the parting Key Person. Unvested Stock Options shall automatically be redeemed by the Company by the end of the calendar month following the respective Stock Options becoming or remaining unvested. The Company may forego the redemption by giving written notice to the Key Person. The parting Key Person shall not be entitled to compensation for the redemption of their unvested Stock Options under Section 5.7.

5.8.

Good Leaver melting. In case of a Good Leaver, 75% of the then vested Stock Options which are not exercised of the parting Key Person shall become unvested over the course of two (2) years after the date of termination, according to the following schedule:

On the last day of each calendar month following the date of termination, an amount of vested Stock Options equal to 1/32th of the total vested Stock Options held by the Key Person shall become unvested, until 75% of the total Stock Options of the Key Person that had become vested by the date of termination, have become unvested.

For clarity, in case of a Good Leaver, the parting Key Person is still entitled to exercise their vested Stock Options during the Exchange Period.

5.9.	Bad Leaver melting. In case of a Bad Leaver, all vested Stock Options of the parting Key Person shall immediately become unvested. After that Section 5.7 shall apply.

5.10.	Exemption to vesting. The Board of Directors of the Company may grant an exemption to the vesting terms of this Policy to the Key Person at issuance of the Stock Options or later on.

IQM Finland Oy Keilaranta 19 02150 Espoo, Finland	info@meetiqm.com +358 505 696 439

10 February 2021

6.	Status of Stock Options in certain situations

6.1.

Additional share issues. The Stock Options granted under this Policy do not entitle the Key Person to subscribe shares in share issues of the Company, nor do they grant any rights with respect to the granting of other special rights pursuant to another decision by the Company, or the distributing of the Company’s assets in the manner referred to in Chapter 13, Section 1, Subsection 1 of the Limited Liability Companies Act (624/2006) or acquiring the rights under Chapter 10 of the Limited Liability Companies Act.

6.2.

Mergers. In the case of a merger or demerger of the Company or in accordance with Chapter 18 of the Limited Liability Companies Act, the Key Person has the right to exercise all their Stock Options without undue delay after the Company makes a merger or demerger decision or when a legal redeemer declares to exercise its redemption right unless the Stock Options are adopted by the new entity. Stock Options not exercised and not adopted by the new entity shall expire within one month of the Company’s decision.

6.3.

Distribution of dividends or funds. If the Company distributes dividends or funds from the unrestricted equity fund, the Strike Price of the share subscribed for with the Stock Option shall on the record date be reduced, where such distribution has been decided upon after the commencement of the Strike Price determination period and before the share subscription. The reduction shall be calculated as follows: total distribution divided by sum of number of Shares and issued Stock Options issued on that date.

6.4.

Distribution of share capital. If the Company reduces its share capital by distributing the share capital to the shareholders, the Strike Price shall be reduced and/or the number of Stock Options issued to a Key Person shall be increased in a manner that the value of a Stock Option before distribution is equal to the value after distribution.

6.5.

Stock Split. Any figures in this Agreement affected shall be appropriately adjusted to reflect any stock split or combination affecting the shares of the Company occurring after the date the Key Person has subscribed the Stock Options granted under this Agreement.

6.6.

Liquidation of the Company. If the Company is put into liquidation before the Key Person has exercised the Stock Options to subscribe Shares, the Key Person shall receive a payment within the liquidation procedure as if the Key Person has exercised the Stock Options and has received a pro rata part of the liquidation proceeds.

IQM Finland Oy Keilaranta 19 02150 Espoo, Finland	info@meetiqm.com +358 505 696 439

10 February 2021

6.7.

General Lock-up. If the Company is listed on the Helsinki Stock Exchange (NASDAQ OMX) or other well-known stock market, Shares subscribed by the exercise of Stock Options will be subject to a lock-up period as generally accepted by the shareholders of the Company. During such lock-up period the relevant Shares cannot be sold or otherwise transferred in any way, unless otherwise provided by this ESOP (“General Lock-Up”). The General Lock-Up begins on the date of the Company becoming listed.

6.8

General Lock-up exceptions. The General Lock-Up shall be excluded for such part of the Shares subscribed by the exercise of Stock Options by a Key Person which sale is necessary to cover the strike price of all exercised Stock Options of the relevant Key Person and the tax due for the exercise of the Stock Options to the extent not already covered by the redemption described in sec. 4.10. Company shall use best efforts to secure that such portion of the Shares subscribed by the exercise of the Stock Options can be sold during the first listing of the shares of the Company on the stock market.

6.9

Long Term Lock-Up. For 70% of the Shares subscribed by the exercise of Stock Options remaining after sales according to Section 6.8 instead of the General Lock-Up an extended three-year lock-up period (“Long Term Lock-Up”) shall apply. The Long Term Lock-Up begins on the date of the Company becoming listed. The Company acknowledges that the length of the Long Term Lock-Up and the part of Shares it applies to may need to be renegotiated in good faith among the shareholders of the Company and shall be non-discriminating and reasonable with respect to such terms concerning other employee shareholders.

6.10	Lock-up exceptions. The following exceptions apply to Share transfers during any Lock-up:

i.	Forfeiture to the Company;

ii.	Inheritance to the estate of the Key Person in case of death;

iii.	Transfer to a holding-company or equivalent that is wholly-owned by the respective Key Person under the condition subsequent that the wholly-ownership ends.

6.11

Changes to Lock-Up terms. Any resolutions introducing changes to sections 6.7.- 6.10. are passed by the Board of Directors in accordance with the outcome of negotiations among the shareholders of the Company referred to above.

IQM Finland Oy Keilaranta 19 02150 Espoo, Finland	info@meetiqm.com +358 505 696 439